Exhibit 25.2


                       AUTHORIZING THE REGISTRATION
                   OF ADDITIONAL COMMON STOCK PURSUANT
                   TO THE COMMON STOCK INVESTMENT PLAN

               _____________________________________________

                     Resolution Adopted April 25, 1995
                         by the Board of Directors
                    of San Diego Gas & Electric Company

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        WHEREAS, on September 15, 1975, this Board approved the
adoption of the Dividend Reinvestment Plan and, on October 18, 1982, this Board approved the change of the name of the Dividend Reinvestment Plan to the Common Stock Investment Plan ("Plan"); and

        WHEREAS, it is now deemed advisable to authorize the registration under the Securities Act of 1933, as amended, ("1933 Act") of additional shares of Common Stock of the Corporation to be offered and sold under the Plan.

        RESOLVED, that any officer of this Corporation is hereby authorized to sign on behalf of this Corporation and to file any Registration Statements, together with all necessary amendments thereto, with the Securities and Exchange Commission for the purpose of registering 16 million additional shares of Common Stock under the 1933
Act, to be offered and sold pursuant to the Plan; and

        RESOLVED, that any officer of this Corporation is hereby authorized to designate any other person or persons to execute and file such Registration Statements and amendments on behalf of this Corporation and, in connection with such designation, to execute such powers of attorney as may be necessary or desirable to evidence such authority; and

        RESOLVED, that any officer of this Corporation and its counsel are hereby authorized to file all applications and other documents necessary or advisable for the qualification or registration of 16 million additional shares of Stock under the blue sky or securities laws of such states and other jurisdictions as they may deem necessary or advisable; and

        RESOLVED, that to the extent any officer of this Corporation shall determine that additional authority for issuance of shares of Common Stock pursuant to the Plan is required by applicable law or rules of the California Public Utilities Commission or rules of the New York or Pacific Stock Exchange in connection with the shares of Common Stock to be registered under the 1933 Act pursuant to the foregoing resolutions, any officer of this Corporation and its counsel are hereby authorized to file all applications and other documents necessary or advisable for obtaining such authority for issuance of shares of Common Stock; and

        RESOLVED, that any officer is hereby authorized to take such further action and to execute and deliver such other documents, and to delegate in writing to any other person all such authority to execute and deliver such other documents, as said officer deems to be necessary or appropriate to carry out the purposes of the foregoing resolutions.